Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

August 2012 Performance Update

The Frontier Fund Supplement Dated August 31, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated

August 17, 2012.

The Frontier Fund Class 1 New

T H E  F RO N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	August 31, 2012 MTD	August 31, 2012 YTD	NAV/Unit

Frontier Diversified Series-1	0.42%	1.57%	$100.95
Frontier Long/Short Commodity Series-1a	3.99%	2.85%	$125.18
Frontier Masters Series-1	0.30%	8.37%	$108.64

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of August 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(3,179,308.83)
Unrealized trading gain (loss)	3,968,841.05
Less: Commissions	(84,840.44)
Less: Trading Fee paid to Managing Owner	(133,354.02)
Interest income	97,271.87

Total Income	668,609.63
EXPENSES
Broker service fees	112,505.11
Incentive fees	195,970.84
Management fees	80,374.06

Total Expenses	388,850.01

Net Income (Loss)	$279,759.62

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	670,112.20970	$67,364,334.08	$100.53
Current month additions	1,486.42151	148,850.55
Current month redemptions	(11,080.08357)	(1,111,640.30)
Net income (loss) for current month		279,759.62	0.42

Net asset value, end of current month	660,518.54759	$66,681,303.95	$100.95

	Monthly rate of return		0.42%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$77,583.06
Unrealized trading gain (loss)	944,800.65
Less: Commissions	(22,290.28)
Less: Trading Fee paid to Managing Owner	(42,519.34)
Interest income	35,574.24

Total Income	993,148.33
EXPENSES
Broker service fees	35,867.17
Incentive fees	69,562.77
Management fees	65,482.85

Total Expenses	170,912.79

Net Income (Loss)	$822,235.54

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	170,734.83200	$20,552,473.67	$120.38
Current month additions	3,013.57692	370,561.00
Current month redemptions	(2,307.07807)	(284,427.34)
Net income (loss) for current month		822,235.54	4.80

Net asset value, end of current month	171,441.33087	$21,460,842.87	$125.18

	Monthly rate of return		3.99%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$583,794.76
Unrealized trading gain (loss)	(192,048.83)
Less: Commissions	(29,160.40)
Less: Trading Fee paid to Managing Owner	(80,004.21)
Interest income	59,346.98

Total Income	341,928.30
EXPENSES
Broker service fees	67,496.04
Incentive fees	66,818.97
Management fees	85,114.37

Total Expenses	219,429.38

Net Income (Loss)	$122,498.92

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	365,980.76140	$39,640,601.78	$108.31
Current month additions	10,280.49813	1,109,090.05
Current month redemptions	(4,246.87321)	(457,498.76)
Net income (loss) for current month		122,498.92	0.33

Net asset value, end of current month	372,014.38627	$40,414,691.99	$108.64

	Monthly rate of return		0.30%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(5,964,869.20)
Unrealized trading gain (loss)	7,443,281.77
Less: Commissions	(158,999.75)
Less: Trading Fee paid to Managing Owner	(250,859.76)
Interest income	182,405.67

Total Income	1,250,958.73
EXPENSES
Trading fees	0.00
Broker service fees	124,896.91
Incentive fees	367,993.70
Management fees	150,724.57

Total Expenses	643,615.18

Net Income (Loss)	$607,343.55

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,228,292.52830	$126,660,811.10	$103.12
Current month additions	3,716.23115	384,850.55
Current month redemptions	(22,522.01647)	(2,324,324.52)
Net income (loss) for current month		607,343.55	0.50

Net asset value, end of current month	1,209,486.74295	$125,328,680.68	$103.62

	Monthly rate of return		0.49%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$240,942.58
Unrealized trading gain (loss)	3,138,953.42
Less: Commissions	(73,438.59)
Less: Trading Fee paid to Managing Owner	(92,048.07)
Interest income	117,265.91

Total Income	3,331,675.25
EXPENSES
Trading fees	0.00
Broker service fees	38,689.46
Incentive fees	219,942.08
Management fees	297,879.67

Total Expenses	556,511.21

Net Income (Loss)	$2,775,164.04

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	492,319.80755	$68,875,375.75	$139.90
Current month additions	4,849.21019	611,561.00
Current month redemptions	(9,675.13753)	(1,445,033.88)
Net income (loss) for current month		2,775,164.04	5.37

Net asset value, end of current month	487,493.88030	$70,817,066.91	$145.27

	Monthly rate of return		3.84%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$859,624.40
Unrealized trading gain (loss)	(285,783.68)
Less: Commissions	(42,819.42)
Less: Trading Fee paid to Managing Owner	(117,773.85)
Interest income	87,210.48

Total Income	500,457.93
EXPENSES
Trading fees	0.00
Broker service fees	71,479.11
Incentive fees	96,887.74
Management fees	125,081.68

Total Expenses	293,448.53

Net Income (Loss)	$207,009.40

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	530,693.90360	$58,488,716.49	$110.21
Current month additions	15,823.99788	1,742,424.38
Current month redemptions	(8,829.73496)	(980,005.44)
Net income (loss) for current month		207,009.40	0.37

Net asset value, end of current month	537,688.16646	$59,458,144.83	$110.58

	Monthly rate of return		0.34%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES